Exhibit 5

Ian Stone	IS/jn/124151-47
Counsel	Direct phone: 441-298-3233
Company Department	Direct e-mail: istone@ask.bm
Direct Fax: 441-298-3489

13 February 2004

Accenture Ltd
Canon’s Court
22 Victoria Street
Hamilton HM EX
Bermuda

Accenture Ltd (the “Company”)

We have acted as legal counsel in Bermuda to the Company in connection with the preparation and filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933 of a registration statement on Form S-3 (the “Registration Statement”) relating (together with the registration statement on Form S-3 (File No. 333-104628) previously filed by the Company) to a registration under which up to 34,000,000 class A common shares of par value US$0.0000225 each in the Company (“Class A Common Shares”), may be offered and sold by certain selling shareholders (the “Selling Shareholders”) and up to 81,000,000 Class A Common Shares may be offered and issued and sold by the Company.

The aggregate of 34,000,000 Class A Common Shares which may be sold by the Selling Shareholders are collectively referred to as the “Selling Shareholder Shares.”

The aggregate of up to 81,000,000 Class A Common Shares which may be issued and sold by the Company are collectively referred to as the “Company Shares.”

For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, electronic or photostatic copies;

(b)	the genuineness of all signatures on the Documents;

(c)	the authority, capacity and power of each of the persons signing the Documents (other than directors or officers of the Company);

(d)	that any factual statements made in any of the Documents are true, accurate and complete;

(e)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to these opinions;

(f)	that the records which were the subject of the search made on 9 February 2004 of the Register of Companies at the office of the Registrar of Companies referred to in paragraph 7 of the Schedule to this opinion were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since such date been materially altered;

(g)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the board of directors or shareholders of the Company (as applicable) in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout or by written resolution signed by all of the shareholders or directors at the relevant time and that there is or was, at the relevant time of allotment, no matter affecting the authority of the directors to issue and allot the Selling Shareholder Shares or the Company Shares, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed in this opinion;

(h)	that, if any Company Shares to which this opinion relates are resolved to be issued by a committee of, or person authorised by, the board of directors of Accenture Ltd, that committee or person is, at the time of issue, duly constituted or authorised with the necessary power to issue those Class A Common Shares on behalf of the Company;

(i)	that, when the directors of the Company passed or pass those of the Resolutions which are directors’ resolutions and any resolution referred to in opinion (3), each of the directors discharged or discharges his fiduciary duties to the Company and acted or acts honestly and in good faith with a view to the best interests of the Company;

(j)	that the Selling Shareholder Shares to which this opinion relates are existing and validly issued shares as at the date of this opinion and that, at the relevant time of sale of any Selling Shareholder Shares by any Selling Shareholder, that Selling Shareholder is the registered holder of the Selling Shareholder Shares to be sold by him or her free of any encumbrance and that such Selling Shareholder Shares are fully-paid;

(k)	that the Company will, at the relevant time of issue and sale by it of any Company Shares, have sufficient remaining reserves of its authorised but unissued Class A Common Share capital as at the date of this opinion from which to issue such Company Shares;

(l)	that, to the extent applicable to any issue of Company Shares, the Company will comply with the prospectus requirements of Part III of the Companies Act 1981 of Bermuda in relation to that issue of Class A Common Shares;

(m)	that the Company will at the relevant time of issue by it, or sale by Selling Shareholders, of any Class A Common Shares to which this opinion relates, continue to hold the permissions of the Bermuda Monetary Authority set out in the Document referred to at paragraph 5 of the Schedule;

(n)	that the price at which any Company Shares are agreed to be issued will be equal to or greater than their par value per share ;

(o)	that the Company will receive, at the relevant time of issue by it of any Company Shares, cash (or other assets) with a value equal to the full subscription or purchase price payable by the subscriber or purchaser to the Company for the relevant Class A Common Shares; and

(p)	that, immediately prior to its continuance into Bermuda on 21 February 2001, Accenture N.V. was a company limited by shares registered and existing under the laws of the Netherlands Antilles, with an authorised share capital of US$30,000 divided into 30,000 shares of par value US$1.00 each, of which 16,000 shares were in issue, fully-paid and held jointly by Vernon J. Ellis, Michael G. McGrath, Karl-Heinz Flöther, Joe W. Forehand, Stephan A. James and David Hunter as the general partners of Accenture Holdings C.V.

Opinion

Based upon and subject to the foregoing, and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company with limited liability and existing under the laws of Bermuda and is in good standing under the laws of Bermuda.

(2)	The Selling Shareholder Shares, when sold by the Selling Shareholders and transferred and paid for as contemplated by the Registration Statement, will be duly authorised, validly issued, fully-paid and non-assessable Class A Common Shares of the Company.

(3)	The Company Shares have been duly created as authorised but unissued Class A Common Shares and, when duly resolved by the board of directors (or by a duly appointed committee of, or person authorised by, the board of directors) of the Company to be issued and when issued and allotted, and paid for, as contemplated by the Registration Statement, will be duly authorised, validly issued, fully-paid and non-assessable Class A Common Shares of the Company.

Reservations

We have the following reservations:

(a)	We express no opinions as to any law other than Bermuda law and none of the opinions expressed in this opinion relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date of this opinion.

(b)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid Class A Common Shares, (subject to any contrary provision in any agreement between the Company and the holders of such shares) that no holder of such Class A Common Shares shall be bound by an alteration of the memorandum of continuance or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for, additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(c)	Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies does not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered, or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded; or

(ii)	details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded.

(d)	In order to issue this opinion we have carried out the search referred to in paragraph 7 of the Schedule to this opinion at 9:00 am on 9 February 2004 and have not enquired as to whether there has been any change since that time and date.

(e)	In this opinion, the term “good standing” means only that the Company has received a certificate of compliance from the Registrar of Companies in Hamilton, Bermuda.

(f)	We have relied upon the contents of the document referred to in paragraph 6 of the schedule to this opinion for the purposes of this opinion. We have made no independent verification of the matters stated in that document and we qualify this opinion to the extent that the statements made in that document are not accurate in any respect.

Disclosure

This opinion is issued in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission for the purposes of registering (together with the registration statement on Form S-3 (File No 333-104628) previously filed by the Company) 115,000,000 of its Class A Common Shares under the Securities Act of 1933 (as amended). We consent to the filing of this opinion as an exhibit to the Registration Statement (including, for this purpose, any and all registration statements and any and all amendments to them, relating to the same offering of securities as those that are covered by the Registration Statement, that are filed pursuant to Rule 462 (b) promulgated under the United States Securities Act 1933 (as amended) with the Securities and Exchange Commission). We also consent to the reference to our name under the heading “Legal Matters” in the Registration Statement in the form in which it appears.

This opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect to it in any jurisdiction other than Bermuda.

Yours faithfully

THE SCHEDULE

1.	An electronic copy of the Registration Statement (which includes a prospectus in relation to the Company, excluding the exhibits to it)

2.	Certified copies dated 10 February 2004 of:-

2.1	the certificate of continuance of the Company;

2.2	the memorandum of continuance of the Company; and

2.3	the bye-laws of the Company,

(together, the “Constitutional Documents”)

3.	Certified copies dated 10 February 2004 of:-

3.1	the resolutions of the sole shareholder of the Company passed on 12 April 2001; and

3.2	minutes of a meeting of the shareholder of the Company held on 9 May 2001 (together with a signed form of consent to the variation of the rights attaching to certain class X common shares of the Company dated 18 May 2001)

4.	A copy of an extract from the minutes of the meeting of the board of directors of the Company held on 13 November 2003.

(The resolutions contained in the Documents referred to in paragraphs 3 and 4 of this schedule are together referred to as the “Resolutions”)

5.	A copy of a letter dated 25 June 2001 evidencing the consent of the Bermuda Monetary Authority to the issue and transfer of certain Class A Common Shares in the Company.

6.	An officer’s certificate dated 30 January 2004 and issued by M. Hughes (as assistant company secretary of the Company) confirming details of the authorised and issued share capital of the Company as of that date.

7.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the offices of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 9 February 2004 in respect of the Company.

8.	A certificate of compliance dated 9 February 2004 issued by the Registrar of Companies, Hamilton, Bermuda in respect of the Company.